          ALLIANCE SHORT-TERM MULTI-MARKET TRUST, INC.

                     ARTICLES SUPPLEMENTARY


    ALLIANCE SHORT-TERM MULTI-MARKET TRUST, INC., a Maryland corporation having its principal office in the City of Baltimore, certifies that:

         FIRST: The total number of shares of capital stock that the Corporation has authority to issue has been increased to One Billion Two Hundred Million (1,200,000,000) shares of Common Stock, par value $.01 per share, by the Corporation's Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         SECOND: Immediately before the increase, the Corporation was authorized to issue Six Hundred Million (600,000,000) shares of Common Stock, par value $.01 per share, Three Hundred Million (300,000,000) of which was designated as "Class A Common Stock" and Three Hundred Million (300,000,000) of which was designated as "Class B Common Stock," having an aggregate par value of Six Million Dollars ($6,000,000). As increased, the Corporation is authorized to issue a total of One Billion Two Hundred Million (1,200,000,000) shares of Common Stock, par value $.01 per share, Six Hundred Million (600,000,000) of which shall be designated "Class A Common Stock" and Six Hundred Million (600,000,000) of which shall be designated "Class B Common Stock," having an aggregate par value of Twelve Million Dollars ($12,000,000).

         THIRD: The Corporation is registered as an open-end investment company under the Investment
         Company Act of 1940, as amended.

         IN WITNESS WHEREOF, Alliance Short-Term
Multi-Market Trust, Inc. has caused these Articles
Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 6th day of March, 1991. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties for perjury that to the best of his knowledge, information and belief the matters and facts relating to approval hereof are true in all material respects.


                       ALLIANCE SHORT-TERM MULTI-MARKET TRUST, INC.


[CORPORATE  SEAL]      By: /s/ David H. Dievler
                          ______________________________
                                   President




Attest: /s/ Edmund P. Bergan, Jr.
       ___________________________
              Secretary




































00250181.AH7